ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) dated as of March 29, 2026 is entered into between Allbirds, Inc., a Delaware public benefit corporation (“Seller”), and Allbirds IP LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings given to such terms herein (or in Exhibit A) and are identified by the cross-references set forth in Exhibit A attached hereto.
RECITALS
WHEREAS, Seller is a global modern lifestyle footwear brand, founded in 2015 with a commitment to make better things in a better way (the “Business”); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I PURCHASE AND SALE
Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under the following assets, properties, and rights of Seller (other than the Excluded Assets), wherever located and whether tangible or intangible (collectively, the “Purchased Assets”):
(a)Intellectual Property Assets. All Intellectual Property Assets owned by Seller or in which Seller has any right, title, or interest, including all global Trademarks, trade names, copyrights, patents, domain names, social media accounts and handles, customer lists, designs, samples, artwork, know-how, formulae, information, drawings, press books, promotional and advertising materials, media and historical archives, and all other intellectual property listed on Section 1.01(a) of the Disclosure Schedules (collectively, the “IP Assets”), in each case free and clear of all Encumbrances (other than Permitted Encumbrances and rights granted to third parties under existing licensing or franchising agreements set forth on Section 1.01(a) of the Disclosure Schedules);
(b)Inventory. All inventory, wherever located, including finished goods, including without limitation the items set forth on Section 1.01(b) of the Disclosure Schedules (“Inventory”).
(c)Accounts Receivable. All accounts receivable of the Business including without limitation those accounts listed on Section 1.01(c) of the Disclosure Schedules (“Accounts Receivable”);

(d)Assigned Contracts. All Contracts listed on Section 1.01(d) of the Disclosure Schedules (the “Assigned Contracts”);
(e)Books and Records. All books and records relating to the Purchased Assets and the Business, including books of account, ledgers, general, financial and accounting records, customer lists, customer purchasing histories, customer personal information and data to the extent permitted under applicable law (including names, addresses, phone numbers, email addresses, and all other demographic and behavioral data), price lists, distribution lists, supplier lists, production data, quality control records, research and development files and data, correspondence with Governmental Authorities, and all sales material, strategic plans, marketing materials, and promotional surveys (“Books and Records”);
(f)Account Information. Any and all account information, login credentials, access rights, and passwords relating to the Purchased Assets, including all social media accounts and digital platforms;
(g)Transition Assets. All other assets, rights, and properties reasonably necessary for Buyer to operate the Business and the Purchased Assets following the Closing, as identified by Buyer during the period prior to Closing and listed on Section 1.01(g) of the Disclosure Schedules (the “Transition Assets”);
(h)Prepaid Expenses. Those prepaid expenses of the Business expressly identified on Section 1.01(h) of the Disclosure Schedules (the “Transferred Prepaid Expenses”), as valued and described therein; and
(i)Goodwill. All goodwill and going concern value of the Purchased Assets;
and
(j)Proceeds and Claims. All rights under warranties, indemnities, and similar rights against third parties to the extent related to any Purchased Asset.
Section 1.02 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets, properties, and rights of Seller are expressly excluded from the Purchased Assets and shall not be sold, assigned, transferred, or delivered to Buyer (collectively, the “Excluded Assets”):
(a)Prepaid expenses, other than the Transferred Prepaid Expenses;
(b)Property, plant, and equipment;
(c)Cash and cash equivalents;
(d)Any “other assets” or similar assets specifically identified on Section 1.02(d) of the Disclosure Schedules; and

(e)All other assets, properties, and rights of Seller not expressly included in Section 1.01 or that are listed on Section 1.02(e) of the Disclosure Schedules as Excluded Assets.
Seller shall be entitled to retain and realize all Excluded Assets following the Closing.
Section 1.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)Accounts Payable. The accounts payable of the Business set forth on
Section 1.03(a) of the Disclosure Schedules (“Assumed AP”);
(b)Scheduled Other Current Liabilities. Solely those current liabilities of the Business expressly set forth on Section 1.03(b) of the Disclosure Schedules (“Assumed OCL”); and
(c)IP Transfer Costs and Expenses. All costs, expenses, and fees incurred or to be incurred in connection with the transfer or assignment of the Intellectual Property Assets, excluding any past due historical fees, arrearages, or fees arising from any breach of any Intellectual Property Agreement.
For the avoidance of doubt, the assumption of any Liability pursuant to this Section 1.03 shall be limited to the specific items expressly listed above and on the applicable Disclosure Schedules and shall not be construed broadly or by implication to include any other Liability that relates to or arises from the Business or any Purchased Asset. Assumed Liabilities shall not include any Liabilities related to (i) employees, employment, compensation, benefits, severance, or similar matters; (ii) Taxes; (iii) transaction-based fees; (iv) historical professional, advisory, or similar fees; (v) long-term debt, borrowed money, or credit facilities; (vi) leases (real property or equipment) unless expressly listed on Section 1.03(b); (vii) Actions of any kind; or (viii) contract breakage costs relating to contracts not being assigned to Buyer.
Section 1.04 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following shall constitute Excluded Liabilities:
All Liabilities relating to current, former, or prospective employees, independent contractors, or consultants of Seller or the Business, including Liabilities relating to compensation, wages, commissions, bonuses, benefits, severance, termination, accrued vacation or paid time off, WARN Act obligations, COBRA continuation coverage, and all other employment-related Liabilities, in each case arising or accruing on or prior to the Closing Date;

(k)All Tax Liabilities of Seller, including any Taxes arising in connection with the transactions contemplated by this Agreement (but excluding Buyer’s share of any Taxes pursuant to Section 5.12 (Transfer Taxes);
(l)All transaction costs, expenses, and fees incurred by Seller, including fees payable to advisors, investment bankers, accountants, attorneys, and consultants in connection with the transactions contemplated by this Agreement (excluding costs, expenses, and fees incurred or to be incurred in connection with the transfer or assignment of the Intellectual Property Assets as set forth in Section 1.03);
(m)All historical professional and advisory fees of Seller, including without limitation fees payable by Seller to TD Securities (USA) LLC;
(n)All indebtedness for borrowed money, credit facilities, notes payable, and similar financial obligations;
(o)All Liabilities under leases of real property or equipment, except to the extent any such lease is expressly listed as an Assumed Liability on Section 1.03(b) of the Disclosure Schedules;
(p)All Liabilities arising out of or relating to any pending, threatened, or settled Actions relating to the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date;
(q)All Liabilities arising from any breach, default, or nonperformance by Seller under any Contract occurring on or prior to the Closing Date;
(r)All Liabilities arising from or relating to any Excluded Asset; and
(s)All consent fees, change-of-control fees, assignment fees or transfer fees (excluding IP transfer costs and expenses as contemplated by Section 1.03(c) above and any assignment or transfer fees relating to Assigned Contracts), termination payments, cure costs, and penalties arising in connection with the transactions contemplated by this Agreement.
Section 1.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $39,000,000.00 (the “Base Purchase Price”), subject to adjustment pursuant to Section 1.06 (as so adjusted, the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.03, less the Deposit Amount credited at Closing pursuant to Section 2.04.
Section 1.06 Purchase Price Adjustment. The Base Purchase Price shall be adjusted as follows (the “Adjustment Amount”):
Adjustment Calculation. The Adjustment Amount shall equal (i) the Closing Net Asset Value minus (ii) $2,500,000.00 (the “Baseline Amount”) minus (iii) the Open PO Adjustment Amount, if any. If the Adjustment Amount is positive, the Purchase Price shall be increased by the Adjustment Amount. If the Adjustment Amount is negative, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. For purposes of this Agreement, “Closing Net Asset Value” means (A) the Closing Inventory Value plus (B) the Closing AR Value, minus (C) the Closing Assumed Liabilities Value, in each case determined as of the close of business on the Closing Date.
(a)Definitions.
(i)“Closing Inventory Value” means the aggregate value of all Inventory as of the Closing Date, determined in accordance with the Inventory Valuation Methodology and as shown on the Closing Statement.
(ii)“Closing AR Value” means the value of all Accounts Receivable as of the Closing Date, net of bad debts and credit notes, multiplied by 90%, determined in accordance with GAAP and consistent with past practices and as shown on the Closing Statement.
(iii)“Closing Assumed Liabilities Value” means the aggregate amount of the Assumed Liabilities as of the Closing Date, as shown on the Closing Statement; provided, however, that solely for purposes of calculating the Closing Assumed Liabilities Value and the Adjustment Amount, the Covered Gift Card Liabilities shall be deemed to have a value equal to the Covered Gift Card Value and not their outstanding face amount, redemption amount, or carrying amount.
(b)Estimated Closing Statement. No later than three Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth Seller’s good faith estimate of the Closing Net Asset Value and each component thereof, together with reasonable supporting detail and documentation (the “Estimated Closing Statement”), together with a certificate of the Chief Financial Officer of Seller certifying that the Estimated Closing Statement was prepared in good faith in accordance with this Section 1.06. Buyer shall have the right to review and comment on the Estimated Closing Statement, and the parties shall negotiate in good faith to resolve any disputes prior to Closing; provided that if the parties do not resolve such disputes prior to Closing, Seller’s estimates, as commented upon by Buyer (to the extent agreed), shall be used for purposes of the Closing Date Payment.
(c)Closing Statement. Within 30 days after the Closing Date, Buyer shall deliver to Seller a written statement setting forth Buyer’s calculation of the Closing Net Asset Value and each component thereof, together with reasonable supporting detail and documentation (the “Closing Statement”). During the period of preparation of the Closing Statement, and during any Review Period, Seller shall, upon reasonable notice during normal business hours and in a manner that does not unreasonably interfere with Buyer’s operations, provide Buyer and its accountants with reasonable access to the books and records of the Business and relevant personnel as necessary to prepare and verify the Closing Statement.

Review Period and Dispute Resolution.
(i)Seller shall have 20 days after receipt of the Closing Statement (the “Review Period”) to review it. If Seller disagrees with any item in the Closing Statement, Seller shall deliver to Buyer prior to the expiration of the Review Period a written statement setting forth its objections in reasonable detail (the “Statement of Objections”). If no Statement of Objections is timely delivered, the Closing Statement shall be deemed final and binding on the parties.
(ii)If a Statement of Objections is timely delivered, the parties shall negotiate in good faith to resolve such objections for a period of 20 days following delivery thereof (the “Resolution Period”). If the parties cannot resolve all objections during the Resolution Period, the disputed items (“Disputed Amounts”) shall be submitted to Forvis Mazars U.S. (the “Independent Accountant”). The Independent Accountant shall act as an expert, not an arbitrator, shall only address the Disputed Amounts, and shall render its determination within 30 days of its engagement. Each adjustment shall be within the range proposed by the respective parties and shall be made without regard to materiality. The fees of the Independent Accountant shall be borne based on the relative proportion of Disputed Amounts resolved in each Party’s favor.
(d)Payment of Adjustment. Within five Business Days following the final determination of the Closing Statement: (i) if the Adjustment Amount is positive, Buyer shall pay to Seller the Adjustment Amount by wire transfer of immediately available funds; and (ii) if the Adjustment Amount is negative, Buyer and Seller shall jointly instruct the Escrow Agent to release from the portion of the Escrow Fund other than the Gift Card Escrow Amount an amount equal to the absolute value of the Adjustment Amount to Buyer, and any balance remaining in the Escrow Fund after giving effect to such release (and subject to any pending claims under Article VI) shall be released to Seller in accordance with the Escrow Agreement. If the absolute value of a negative Adjustment Amount exceeds the funds then available in the Escrow Fund, Seller shall pay the excess directly to Buyer within five Business Days.
(e)Tax Treatment. The parties agree to treat any payment made pursuant to this Section 1.06 as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.
Section 1.07 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all Tax and financial accounting purposes as shown on the allocation schedule set forth on Section 1.07 of the Disclosure Schedules (the “Allocation Schedule”), which shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Each of Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith before any Governmental Authority, unless otherwise required by applicable law.

Section 1.08 No Successor Liability. The Parties acknowledge and agree that, except for the Assumed Liabilities, Buyer does not assume, and shall not be deemed to assume, any Liability of Seller or any of its Affiliates, whether known or unknown, fixed or contingent, accrued or unaccrued, secured or unsecured, liquidated or unliquidated, direct or indirect, or otherwise. Without limiting the foregoing, the Parties intend that the transactions contemplated by this Agreement shall not constitute, and shall not be construed as, a de facto merger, mere continuation, consolidation, or other form of successor transaction with respect to Seller or any of its Affiliates.
Section 1.09 Non-Assignment; Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Purchased Asset if an attempted assignment thereof, without the consent, approval, waiver or authorization of any third party or Governmental Authority required for the valid transfer thereof, would constitute a breach or default under any Contract or would be unlawful. Seller shall use commercially reasonable efforts, at its sole cost and expense (except as otherwise provided herein), to obtain, prior to the Closing, all such consents, approvals, waivers and authorizations required for the assignment and transfer of the Purchased Assets to Buyer. If any such consent, approval, waiver or authorization is not obtained prior to the Closing, then, unless Buyer otherwise agrees in writing, if the failure to obtain the same would not reasonably be expected to materially impair the ownership, use, operation, value or transferability of the applicable Purchased Asset, the applicable Purchased Asset shall not be deemed transferred at the Closing, Buyer shall not assume any Liability relating thereto unless and until such Purchased Asset is actually transferred, and Seller shall, at its sole cost and expense, use commercially reasonable efforts after the Closing to obtain the same and cooperate in commercially reasonable arrangements to provide Buyer the benefits of such Purchased Asset pending transfer including by holding such asset in trust for Buyer's benefit; provided, however, that if the failure to obtain the same would reasonably be expected to materially impair the ownership, use, operation, value or transferability of the applicable Purchased Asset, Buyer may, in its sole discretion, by written notice to Seller, either (a) waive the same and proceed to Closing, or (b) terminate this Agreement, in which event the Deposit shall be promptly returned to Buyer. Seller shall promptly notify Buyer of any such consent, approval, waiver or authorization not previously disclosed to Buyer, shall not, without Buyer’s prior written consent, amend, waive, terminate or modify any affected Purchased Asset, and nothing in this Section shall require Buyer to close over any such material missing consent or limit any right of Buyer under this Agreement.

ARTICLE II CLOSING
Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the second Business Day after all conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other date, time, or place as Seller and Buyer may mutually agree upon in writing (the “Closing Date”). The Closing shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date.
Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following (unless waived in writing by Buyer):
(a)The Escrow Agreement, substantially in the form of Exhibit B hereto (the
“Escrow Agreement”), duly executed by Seller;
(b)A bill of sale, substantially in the form of Exhibit C hereto (the “Bill of Sale”), duly executed by Seller;
(c)An assignment and assumption agreement, substantially in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”), duly executed by Seller; Trademark assignment agreements, substantially in the forms of Exhibit E hereto (collectively, the “Trademark Assignments”), duly executed by Seller, transferring all Trademarks to Buyer;
(d)A domain name assignment agreement, substantially in the form of Exhibit F hereto (the “Domain Assignment”), duly executed by Seller;
(e)A patent assignment agreement, substantially in the form of Exhibit G hereto (the “Patent Assignment”), duly executed by Seller, transferring all patents and patent applications included in the IP Assets to Buyer, in recordable form suitable for filing with the United States Patent and Trademark Office and any applicable foreign patent offices;
(f)An IP assignment agreement in form and substance satisfactory to Buyer (the “IP Assignment”), duly executed by Seller, transferring all Intellectual Property Assets to Buyer;
(g)The Transition Services Agreement, in the form mutually agreed by the Parties and consistent in all material respects with the TSA Term Sheet (the “Transition Services Agreement”), duly executed by Seller, covering Seller’s provision of transition services to Buyer;

(h)All account information, login credentials, access rights, and passwords related to the Purchased Assets, including without limitation the Digital Asset Transfer Deliverables;
(i)A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Certificate”), duly executed by Seller;

(j)A certificate of the Secretary (or equivalent officer) of Seller certifying (A) board and stockholder resolutions authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents; and (B) the names and signatures of Seller’s authorized officers;
(k)A certificate of good standing for Seller issued by the Secretary of State of Delaware dated no earlier than five Business Days prior to the Closing Date;

(l)

(m)complete copies of the Books and Records in a medium reasonably acceptable to Buyer;
(n)Evidence of the release of all Encumbrances on the Purchased Assets (other than Permitted Encumbrances), in form and substance satisfactory to Buyer in its sole discretion;
(o)Evidence reasonably satisfactory to Buyer that Seller has bound the D&O Tail policy required by Section 5.21, including a copy of the policy with confirmation that coverage will be in effect promptly following the Closing for the full required term;
(p)The Seller Closing Certificate described in Section 7.01(g); andSuch other customary instruments, filings, and documents as may be required to give effect to the transactions contemplated by this Agreement.
Section 2.03    Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver to Seller the following:
(a)The Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller;
(b)The Assignment and Assumption Agreement, duly executed by Buyer;
(c)A certificate of the Secretary (or equivalent officer) of Buyer certifying (A) resolutions of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents; and (B) the names and signatures of Buyer’s authorized officers; and
(d)The Buyer Closing Certificate described in Section 7.02(e).
Section 2.04    Deposit; Escrow.
(a)Deposit. Within two Business Days following the execution and delivery of this Agreement, Buyer shall deposit into an escrow account maintained by SRS Acquiom (the “Escrow Agent”) pursuant to the Escrow Agreement the amount of
$2,000,000.00 (the “Deposit Amount”).
(b)Deposit Credit at Closing. If the Closing occurs, the Deposit Amount (together with any interest earned thereon) shall be released from escrow and credited against the Purchase Price payable at Closing.
(c)Release of Deposit. The Deposit Amount (together with any interest earned thereon) shall be promptly returned to Buyer if this Agreement is terminated pursuant to:
(i) Section 8.01(a); (ii) Section 8.01(b), provided that Buyer is not then in material breach of any provision of this Agreement that has been a contributing cause of the failure to consummate the transactions prior to the Drop Dead Date; (iii) Section 8.01(c); (iv)

Section 8.01(e); or (v) Section 8.01(f). The Deposit Amount (together with any interest earned thereon) shall be released to Seller as liquidated damages, and not as a penalty, only if this

Agreement is terminated pursuant to Section 8.01(d). If the Deposit Amount is forfeited to Seller pursuant to this Section 2.04(c), then, solely to the extent Seller’s documented, out-of-pocket, third-party transaction expenses actually incurred in connection with this Agreement and the transactions contemplated hereby, including legal counsel fees and expenses, accounting fees, financial advisor fees, SEC/proxy printing and filing costs, and escrow and other similar third-party deal expenses, exceed the Deposit Amount, Seller may recover from Buyer an additional amount equal to such excess, not to exceed $250,000 in the aggregate; provided, however, that in no event shall Seller be entitled to recover any internal costs, overhead, employee or management compensation, severance, lost profits, lost premium, diminution in value, opportunity costs or other consequential, incidental, special, exemplary or punitive damages. Seller’s retention of the Deposit Amount, together with any additional recovery permitted by the immediately preceding sentence, shall be Seller’s sole and exclusive remedy in the event that Seller elects to terminate the Agreement as a result of Buyer’s breach, and Seller shall not be entitled to seek, and hereby waives, any claim for specific performance, damages or other monetary remedy arising from such breach, except in the case of Fraud. To the extent Seller does not elect to terminate this Agreement and retain the Deposit Amount as a result of a breach by Buyer, Seller shall remain entitled to seek specific performance.
Section 2.05 Gift Card Reimbursement.
(a)Buyer shall assume the Covered Gift Card Liabilities at the Closing as part of the Assumed Liabilities. Buyer shall bear the cost of honoring Covered Gift Card Liabilities up to an aggregate amount equal to the Covered Gift Card Value (the “Gift Card Threshold”), calculated as set forth in Schedule 1.03(b). To the extent the aggregate amount actually paid or credited by Buyer in respect of Covered Gift Card Liabilities following the Closing exceeds the Gift Card Threshold, Buyer shall be entitled to reimbursement from the Gift Card Escrow Amount, up to the then-remaining balance thereof, by delivering to Seller and the Escrow Agent a certificate setting forth such excess together with reasonable supporting documentation. If Seller does not object in writing within five (5) Business Days after receipt of such certificate, the Escrow Agent shall release the claimed amount to Buyer. Any objection shall be resolved pursuant to the dispute resolution mechanism set forth in Section 1.06, mutatis mutandis.
(b)The Gift Card Escrow Amount shall be the sole and exclusive source of recovery for claims under this Section, and no other portion of the Escrow Fund shall be available for such claims. The Gift Card Escrow Amount shall not be available for any other claims under this Agreement.
(c)On the Gift Card Escrow Release Date, any portion of the Gift Card Escrow Amount not subject to pending claims properly asserted under this Section shall be released to Seller. Any amounts retained pending resolution of disputed claims shall be released to Seller promptly following final resolution, less any amounts paid to Buyer.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.
Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and to general equity principles.
Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, or other governing documents of Seller; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any Person, or require any Permit, license, or Governmental Order, except as set forth on Section 3.02 of the Disclosure Schedules; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any Encumbrance on any of the Purchased Assets. Section 3.02 of the Disclosure Schedules sets forth a complete and accurate list of all consents, notices, and approvals required in connection with the transactions contemplated by this Agreement, including all consents required for the assignment of any Assigned Contract.
Section 3.03 Financial Statements. Complete copies of (i) the audited or reviewed financial statements of Seller for the fiscal years ended December 31, 2025 and 2024 (collectively, the “Financial Statements”) and (ii) the unaudited statements of income and cash flows of Seller for the period through March 31, 2026, but only to the extent and as of the date required to be filed with the Securities and Exchange Commission (the “Interim Financial Statements”) have been (or will be prior to Closing) delivered to Buyer. The Financial Statements and Interim Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved. The Financial Statements fairly present the financial condition of the Business as of their respective dates and the results of operations for the periods indicated. The balance sheet of the

Business as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Financial Statements; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.
Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under any Assigned Contract, and no party has given or received notice of any intention to terminate any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof or a right of acceleration or cancellation thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and waivers) have been made available to Buyer. There are no disputes pending or, to Seller’s knowledge, threatened under any Assigned Contract.
Section 3.07 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in or right to use, all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 3.08 Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.
Section 3.09 Inventory. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and that are identified on Section 3.09 of the Disclosure Schedules. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The values attributed to the Inventory on the Estimated Closing Statement and the Closing Statement accurately reflect the Cost of such Inventory.

Section 3.10 Accounts Receivable. The Accounts Receivable: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business; and (c) are collectible in the ordinary course of business, net of applicable reserves. The reserves against the Accounts Receivable reflected on the Balance Sheet and the Estimated Closing Statement are adequate and have been calculated in a manner consistent with GAAP and past practice. Since the Balance Sheet Date, Seller has not changed its methodology for establishing reserves against Accounts Receivable in any material respect. All Accounts Receivable are owned by Seller free and clear of all Encumbrances.
Section 3.11     Intellectual Property.
(a)Section 3.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all Intellectual Property Registrations, all unregistered Trademarks, all proprietary software, all domain names and social media accounts, and all other Intellectual Property Assets owned, used, or held for use in the Business.
(b)Section 3.11(b) of the Disclosure Schedules contains a complete list of all agreements relating to the Intellectual Property Assets, including all licenses, sublicenses, coexistence agreements, consent-to-use agreements, and other agreements granting or restricting rights in any Intellectual Property Asset (collectively, the “Intellectual Property Agreements”). Each Intellectual Property Agreement is valid and binding on Seller and is in full force and effect. Neither Seller nor any other party is in breach of or default under any Intellectual Property Agreement.
(c)Seller is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Intellectual Property Assets, free and clear of all Encumbrances other than Permitted Encumbrances and those rights granted to third parties under existing licensing or franchising agreements set forth on Section 3.11(b) of the Disclosure Schedules. The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as currently conducted or as proposed to be conducted. All current and former employees and contractors who contributed to the creation or development of any Intellectual Property Assets have executed written agreements assigning such Intellectual Property to Seller and waiving any moral rights.
(d)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or impairment of Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business.
(e)All Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain, enforce, and protect the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included therein.

(f)The conduct of the Business, including the use of the Intellectual Property Assets, has not infringed, misappropriated, or otherwise violated any Intellectual Property or other rights of any Person and will not do so as conducted prior to the Closing.
(g)There are no Actions, settled, pending, or threatened, alleging any infringement, misappropriation, or violation of any Intellectual Property of any Person by Seller, or challenging the validity, enforceability, or ownership of any Intellectual Property Assets.
(h)Section 3.11(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller. Seller has complied with all terms of use and policies of all social media platforms. There are no Actions relating to Seller’s use of social media.
(i)Seller has complied with all applicable Laws and its own policies concerning the collection, use, processing, storage, transfer, and security of personal information. To Seller’s knowledge, Seller has not experienced any data breach or security incident involving personal information, and has not received notice of any audit, investigation, or complaint relating to privacy, data security, or data breach notification.
Section 3.12 Permits. Neither the operation of the Business nor the ownership or use of the Purchased Assets requires any Permit from any Governmental Authority. Seller does not hold, and has never been required to hold, any Permit in connection with the Business or the Purchased Assets. No Governmental Authority has notified Seller that any Permit is or will be required in connection with the operation of the Business or the consummation of the transactions contemplated by this Agreement.
Section 3.13    Material Customers and Suppliers.
(a)Section 3.13(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to Seller for goods or services in an amount greater than or equal to $1,000,000 for each of the two most recent fiscal years (the “Material Customers”), and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any written notice that any Material Customer has ceased or intends to cease using the goods or services of the Business or to terminate or materially reduce its relationship with the Business.
(b)Section 3.13(b) of the Disclosure Schedules sets forth (i) each supplier to whom Seller has paid aggregate consideration for goods or services in an amount greater than or equal to $3,000,000 for each of the two most recent fiscal years (the “Material Suppliers”), and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any written notice that any Material Supplier has ceased or intends to cease supplying goods or services to the Business or to terminate or materially reduce its relationship with the Business.
Section 3.14 Employment Matters. All compensation, including wages, commissions, bonuses, fees, and other compensation, due and payable to all employees, independent contractors, or consultants of the Business for services performed with respect to the most recent pay period ended prior to the date hereof have been paid in full, and there are no overdue and unpaid agreements, understandings, or commitments of Seller with respect to any compensation, commissions, bonuses, or fees. Seller is in compliance with all applicable employment Laws.
Section 3.15 Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies maintained by Seller relating to the Business, the Purchased Assets, or the Assumed Liabilities (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due thereon have been paid, and Seller is not in default with respect to any Insurance Policy. No claims relating to the Business or the Purchased Assets are pending under any Insurance Policy as to which coverage has been questioned, denied, or disputed. Seller has not received notice of cancellation, premium increase, or material alteration of coverage under any Insurance Policy.
Section 3.16    Legal Proceedings; Governmental Orders.
(a)There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred that may give rise to any such Action.
(b)Seller is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets, and has not received any notice of any violation or alleged violation of any such Governmental Order, and no governmental authority has threatened any action or proceeding with respect to any such Governmental Order.
Section 3.17 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
Section 3.18 Taxes. All Taxes due and owing by Seller have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns with respect to the Business required to be filed by Seller have been timely filed and are true, complete, and correct in all material respects. There are no Tax audits, investigations, or proceedings pending or, to Seller’s knowledge, threatened with respect to the Business or the Purchased Assets. No Encumbrances for Taxes exist on any Purchased Asset other than Permitted Encumbrances.
Section 3.19 Fair Value. Seller represents and warrants to Buyer that (a) this Agreement and the transactions contemplated hereby have been negotiated and entered into by Seller in good faith and on an arm’s-length basis, and (b) Seller is not entering into this Agreement or consummating the transactions contemplated hereby with actual intent to hinder, delay or defraud any creditor of Seller.

Section 3.20 Brokers. Other than fees payable to TD Securities (USA) LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 3.21 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, and similar Laws.
Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of organization, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.
Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
ARTICLE V COVENANTS
Section 5.01    Conduct of Business Prior to the Closing.
(a)From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall: (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations, and franchise and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing, Seller shall:
(i)preserve and maintain all Permits required for the conduct of the Business;
(ii)pay the debts, Taxes, and other obligations of the Business when due;
(iii)continue to collect Accounts Receivable in a manner consistent with past practice, without discounting Accounts Receivable;
(iv)maintain the Purchased Assets in the same condition as of the date of this Agreement, subject to reasonable wear and tear;
(v)continue in full force and effect without modification all Insurance Policies;
(vi)defend and protect the Intellectual Property Assets from infringement or usurpation;
(vii)perform all of its obligations under all Assigned Contracts;
(viii)maintain the Books and Records in accordance with past practice;

(ix)comply in all material respects with all Laws applicable to the conduct of the Business;
(x)maintain all ecommerce, digital, social media, and marketplace platforms and accounts in good standing and in the ordinary course of business consistent with past practice;
(xi)continue to process customer orders, fulfill shipments, and manage returns in the ordinary course of business consistent with past practice; and
(xii)not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.05 to occur, or that would render any representation or warranty of Seller inaccurate as of the Closing Date.
(b)Without the prior written consent of Buyer, Seller shall not, from the date hereof until the Closing:
(i)sell, transfer, or dispose of any Purchased Asset (other than Inventory in the ordinary course of business);
(ii)incur, create, or assume any Encumbrance on any Purchased Asset;
(iii)make any material change to any returns, exchange, or warranty policy of the Business;
(iv)delete, destroy, transfer, or permit the impairment or degradation of any customer data, marketing data, analytics data, social media content, domain name, digital platform account, or other digital asset of the Business;
(v)modify, cancel, or fail to renew any social media account, advertising account, or domain names;
(vi)make any material change to the ecommerce, direct-to-consumer, or marketplace operations of the Business, including changes to fulfillment, logistics, or warehousing arrangements
(vii)modify, amend, or terminate any Assigned Contract;
(viii)enter into, modify, or terminate any Intellectual Property Agreement or grant any license, sublicense, covenant not to sue, or other right with respect to any Intellectual Property Asset, other than non-exclusive licenses in the ordinary course of business;
(ix)enter into any new Contract that would constitute an Assigned Contract;
(x)enter into, issue, place, amend, or increase any new purchase order or other commitment for inventory after the date hereof; provided however, Seller may, in its sole discretion, cancel any Open Purchase Order that is not subject to a Firm Distributor Sale Commitment;
(xi)fail to notify Buyer promptly of any cancellation, termination, material modification, or reduction of any Open Purchase Order or any Firm Distributor Sale Commitment, including any cancellation or termination by the applicable distributor of any Firm Distributor Sale Commitment;
(xii)settle any Action relating to the Business or any Purchased Asset;
(xiii)take any action that would reasonably be expected to have a Material Adverse Effect.
Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall:
(a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts, and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.
Section 5.03 No Solicitation of Other Bids.
(a)Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons with respect to, or that could lead to, an Acquisition Proposal. “Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition of all or any portion of the Business or the Purchased Assets.
(b)Seller shall promptly (and in any event within two Business Days) advise Buyer in writing of any Acquisition Proposal or request for information that could lead to an Acquisition Proposal, including the material terms thereof and the identity of the Person making same.
(c)Notwithstanding anything to the contrary contained herein, in the event that Seller receives after the date of this Agreement and prior to the termination of this

Agreement in accordance with its terms, an unsolicited, bona fide written Acquisition Proposal, which Seller's board of directors (the “Board”) determines in good faith, after consultation with its financial advisor and outside legal counsel, to be more favorable to Seller’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors including price, certainty of closing, financing, conditionality, timing, and regulatory approvals, and which did not result from a breach of Section 5.03(a) (a “Superior Proposal”), Seller may then take the following actions (but only if
(i) (A) the Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties, and (B) Seller has given Buyer prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal, and (ii) Seller shall not have breached any of, and continues to comply with all of, the provisions of this Section:
(1) furnish nonpublic information with respect to Seller and the Business to the Person or group making such Superior Proposal; provided, that prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement; and (2) engage in discussions or negotiations with such Person or group with respect to such Superior Proposal. Seller shall promptly (and in any event within one Business Day) provide to Buyer any nonpublic information concerning Seller, the Business or the Purchased Assets that is furnished to such Person or group and that was not previously made available to Buyer.
(d)Upon delivery of the notice described in Section 5.03(c), Buyer shall have five days after receipt of such notice (the “Match Period”) to propose revisions to the terms of this Agreement. During the Match Period, Seller shall negotiate with Buyer in good faith regarding any such proposed revisions. The Board shall not make any determination regarding the Superior Proposal, and Seller shall not terminate this Agreement pursuant to Section 8.01(e), until the Match Period has expired and the Board has considered in good faith any revised terms proposed by Buyer during the Match Period. The Match Period shall run concurrently with any required SEC preliminary proxy statement review period, and Seller shall not use the pendency of any proxy amendment filing, SEC review process, or regulatory approval requirement as a basis to shorten, suspend, or waive Buyer's rights under this Section 5.03(d); provided that if the SEC's 10-business-day preliminary review period under Rule 14a-6(a) would expire before the Match Period expires, Seller shall use commercially reasonable efforts to file any required amended preliminary proxy statement promptly following the expiration of the Match Period, and the Drop Dead Date shall be extended by the number of days consumed by the Match Period to the extent it exceeds the SEC preliminary review period. If, after consideration of such revised terms, the Board determines in good faith that the Superior Proposal continues to be more favorable to Seller’s stockholders than the transactions contemplated by this Agreement (as proposed to be revised by Buyer), and that the failure to accept the Superior Proposal would be inconsistent with its fiduciary duties, then Seller may terminate this Agreement pursuant to Section 8.01(e), subject to compliance with all conditions set forth therein.

(e)If the Person making the Superior Proposal amends or revises its proposal in any material respect (including any change in the consideration offered, the form of consideration, or any material term or condition), each such amendment or revision shall constitute a new Superior Proposal, and the notice and Match Period process described in Sections 5.03(c) and 5.03(d) shall restart; provided that the Match Period for any such revised Superior Proposal shall be two Business Days.
Seller’s Board shall not withdraw, modify, or qualify its recommendation to stockholders in favor of this Agreement, or recommend an Acquisition Proposal (a “Recommendation Change”), unless (i) Seller has received a Superior Proposal, (ii) the notice and match-right process described in Sections 5.03(c) and 5.03(d) has been fully completed, and (iii) the Board determines in good faith, after consultation with outside legal counsel, that failure to make a Recommendation Change would be inconsistent with its fiduciary duties. A Recommendation Change does not, by itself, constitute a termination of this Agreement. If the Acquisition Proposal giving rise to the Superior Proposal resulted from a material breach by Seller of any provision of Section 5.03(a), Seller shall not be permitted to terminate this Agreement pursuant to Section 8.01(e) or make a Recommendation Change pursuant to this Section 5.03(f).
Section 5.04 Employee Matters.
(a)Offered Employees. Buyer may, in its sole discretion, extend offers of employment to such employees of Seller as Buyer elects (the “Offered Employees”). Any offers of employment by Buyer shall be made on terms and conditions determined by Buyer in its sole discretion. Employees who accept Buyer’s offer of employment and commence employment with Buyer are referred to as “Transferred Employees.” Buyer shall have no obligation to extend offers of employment to any employee of Seller and shall have no liability with respect to any employee who does not become a Transferred Employee.
(b)Seller’s Retained Employee Liabilities. Seller shall be solely responsible for, and shall indemnify, defend, and hold harmless Buyer from and against, all Liabilities relating to (i) all current and former employees, independent contractors, and consultants of Seller or the Business; (ii) all compensation, wages, commissions, bonuses, benefits, profit sharing, equity awards, expense reimbursements, and accrued vacation or paid time off payable to any current or former employee or contractor; (iii) all employment-related Taxes; (iv) all severance, separation pay, termination pay, or similar obligations to current or former employees or contractors arising on or prior to the Closing Date or arising in connection with the transactions contemplated by this Agreement; (v) all WARN Act obligations and COBRA continuation coverage; and (vi) all claims or Liabilities arising from or relating to Seller’s employment practices, policies, or benefit plans, in each case arising or accruing on or prior to the Closing Date. For the avoidance of doubt, none of the foregoing shall constitute Assumed Liabilities.
(c)WARN Act. Seller shall be solely responsible for any notification requirements and any Liabilities arising under the WARN Act or any applicable state or local equivalent, including with respect to any closings, layoffs, or separations occurring on or prior to the Closing Date or in connection with the transactions contemplated by this Agreement.
Section 5.05 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence all information concerning the Business and the Purchased Assets, except to the extent that such information: (a) is required to be disclosed under applicable Law or applicable rules of the exchange on which Seller is listed; (b) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (c) is lawfully acquired by Seller from sources not prohibited from disclosing such information. If Seller or any of its Affiliates or Representatives is required to disclose any such information in connection with a legal or regulatory proceeding, Seller shall promptly notify Buyer in writing (to the extent legally permitted) and shall disclose only that portion legally required, using reasonable efforts to obtain appropriate protective treatment.
Section 5.06    Non-Competition; Non-Solicitation.
(a)For a period of two years commencing on the Closing Date (the “Restricted Period”), Seller shall not: (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an ownership interest greater than 2% of the outstanding equity ownership in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity; or (iii) cause, induce, or encourage any Material Customer, Material Supplier, or other material business relation of the Business to cease or diminish its relationship with Buyer or the Business. “Restricted Business” means the design, development, manufacture, marketing, sale, or distribution of footwear and accessories under or in connection with any of the Intellectual Property Assets transferred to Buyer hereunder. “Territory” means worldwide. For the avoidance of doubt, the foregoing restrictions do not prohibit current or former, directors or employees of Seller from pursuing employment, or being employed, by a business that would constitute a Restricted Business.
(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or hire any Transferred Employee; provided that nothing in this Section 5.06(b) shall prevent Seller or any of its Affiliates from (i) hiring any employee whose employment has been terminated by Buyer, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)Seller acknowledges that any breach or threatened breach of this Section
5.06 would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and Buyer shall be entitled to seek equitable relief, including a temporary restraining order, injunction, and specific performance, without any requirement to post bond or prove actual damages.
(d)Seller acknowledges that the restrictions in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement. The covenants are severable and distinct; the invalidity or unenforceability of any covenant shall not affect the others, and any court may reform any overly broad covenant to the maximum extent permitted by applicable Law.
Section 5.07    Books and Records. For a period of three years following the Closing, Seller shall: (a) retain all books and records of Seller that relate to the Business and its operations for periods prior to the Closing, including all customs and import records; and (b) upon reasonable notice, afford Buyer’s Representatives reasonable access to such books and records during normal business hours. Neither Party shall be required to provide access to any books or records the disclosure of which would violate any applicable Law or any legal privilege.
Section 5.08 Notice of Certain Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of: (a) any fact, circumstance, event, or action the existence, occurrence, or taking of which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or has resulted in or could result in any representation or warranty made by Seller hereunder not being true and correct in all material respects, or could result in the failure of any condition to Closing set forth in Section 7.01 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) any Actions commenced or threatened relating to the Business, the Purchased Assets, or the Assumed Liabilities. Buyer’s receipt of information pursuant to this Section 5.08 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement; (e) any casualty event, cyber incident, platform suspension, or data breach; and (f) any consent, approval, or waiver not previously listed on Section 3.02 of the Disclosure Schedules that is identified by Seller as required in connection with the transactions contemplated by this Agreement, which Seller shall promptly (and in any event within 3 Business Days) notify Buyer in writing and shall use reasonable best efforts to obtain.
Section 5.09 Public Announcements. Unless otherwise required by applicable Law or rules of the exchange on which Seller is listed, no Party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that, prior to issuing any announcement that may be required by applicable Law or the rules and regulations of any national securities exchange, Seller shall provide Buyer with an opportunity to review and comment on any such draft announcement and shall consider any comments from Buyer in good faith. The Parties shall cooperate as to the timing and contents of any such announcements.
Section 5.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer except to the extent California Commercial Code Division 6 (the “California Bulk Sale Law”) is applicable to the transactions contemplated hereby. To the extent the California Bulk Sale Law is applicable, Seller shall cooperate fully with Buyer in connection with such compliance, including by providing Buyer with a verified list of claimants and all business names and addresses used by Seller within the prior three years, in each case no later than twenty-one (21) Business Days prior to the Closing Date. Buyer shall have the right, but not the obligation except to the extent required by applicable Law, to prepare, file, publish, record, mail, or deliver any notices, statements, or other documents required in connection with compliance with the California Bulk Sale Law. Buyer shall prepare and deliver the required notice of bulk sale to Seller's claimants no less than forty-five (45) days prior to the Closing Date. Any Liabilities arising out of the failure of Seller to comply with its obligations under this Section 5.10, or out of the failure of Seller to comply with bulk sales or bulk transfer Laws of any jurisdiction, shall be treated as Excluded Liabilities.
Section 5.11 Receivables. For a period of 30 days after the Closing or until such time as Seller is dissolved, whichever is later: (a) if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof; and (b) if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit such funds to Seller within five (5) Business Days after its receipt thereof. For a period of 30 days from the Closing Date, Seller shall maintain its current bank accounts and shall, promptly after receiving any such amounts, remit the same to Buyer.
Section 5.12 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne equally by the parties. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 5.13 California Tax and Payroll Clearances. Seller shall cooperate fully with Buyer, directly or through any escrow holder, in obtaining the following items, to the extent applicable (collectively, the “California Clearance Items”): (a) any certificate of tax and fee clearance, certificate of payment, successor-liability release, or similar determination from the California Department of Tax and Fee Administration with respect to Seller’s California sales and use tax accounts; (b) a Certificate of Release of Buyer (DE 2220) from the California Employment Development Department; and (c) any bulk sale withholding clearance certificate or similar withholding-related clearance from the California Franchise Tax Board. Seller shall, promptly upon request, provide all information, forms, signatures, account numbers, returns, reports, payoff information, authorizations, and other documentation reasonably requested by Buyer, any escrow holder, or the applicable Governmental Authority in connection with the California Clearance Items. Buyer shall have the right, directly or through any escrow holder, to submit requests for the California Clearance Items, and Seller shall reasonably cooperate in connection therewith. If the California Department of Tax and Fee Administration, California Franchise Tax Board, or California Employment Development Department respond to such requests or filings at any time, whether before or after Closing, with a statement indicating that any Taxes are due and owing by Seller, then Seller shall promptly pay or otherwise resolve these liabilities to the satisfaction of Buyer.

Section 5.14 Third-Party Consents. Seller shall use its reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, all consents, approvals, and waivers of third parties (including any consent required under any Assigned Contract) as may be required to effect the transactions contemplated by this Agreement. Buyer shall reasonably cooperate with Seller in connection with Seller’s efforts to obtain such consents. The costs and expenses of obtaining any required consents shall be borne by Seller
Section 5.15 Limited Wind-Down License. Buyer hereby grants to Seller a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the “Allbirds” name and trademark solely in connection with (i) required regulatory, governmental, or stock exchange disclosures referencing the sale of the Purchased Assets; (ii) communications with Seller's stockholders and creditors necessary to wind down and dissolve Seller; and (iii) effecting Seller's legal dissolution under applicable Law (collectively, the "Permitted Wind-Down Uses"). The foregoing license: (A) shall not permit any commercial, marketing, or promotional use, or any sale of goods or services (other than as contemplated under the Transition Services Agreement); (B) shall be subject to Buyer's prior written approval (not to be unreasonably withheld or delayed) as to the form and manner of any use; (C) shall automatically terminate upon the later of (1) one year following the Closing Date or (2) five (5) Business Days after written notice from Buyer of Seller's uncured breach of this Section; and (D) shall not be construed to grant any right by implication, estoppel, or otherwise beyond what is expressly stated herein. All goodwill arising from Seller's use of the “Allbirds” name hereunder shall inure solely to Buyer's benefit, and Seller shall not contest Buyer's ownership of, or the validity of, any Intellectual Property Asset.
Section 5.16    Transition Services Agreement.
(a)The Parties shall negotiate the Transition Services Agreement in good faith and shall use commercially reasonable efforts to finalize and execute the Transition Services Agreement no later than fifteen (15) Business Days prior to the Closing Date. The Transition Services Agreement shall be consistent in all material respects with the TSA Term Sheet agreed to by the Parties prior to or concurrently with the execution of this Agreement (the “TSA Term Sheet”), which is incorporated herein by reference. Neither Party shall take any position in the negotiation of the Transition Services Agreement that is inconsistent with the TSA Term Sheet, or that is unreasonable or not in good faith. Seller shall not use the negotiation of the Transition Services Agreement, or any disagreement with respect thereto, as a basis to delay, condition, or refuse to consummate the Closing.
(b)Seller acknowledges that it intends to dissolve and distribute proceeds to its stockholders following the Closing and will use commercial reasonable efforts to retain personnel required to perform services under the Transition Services Agreement for a period of 30 days following the Closing. Notwithstanding its dissolution, Seller shall perform its obligations under the Transition Services Agreement in good faith, provided that Seller shall not be required to retain specific personnel or hire replacement personnel and shall only be obligated to perform the work that it is capable of performing with personnel who continue to be engaged with Seller following Closing.

Section 5.17 Post-Closing Digital Cooperation. Following the Closing and subject to the applicable terms of the Transition Services Agreement, if any, Seller shall provide reasonable cooperation and assistance to Buyer in connection with the migration, transfer, and activation of digital assets, platform accounts, and online operations of the Business, including cooperation with platform operators, registrars, and third-party service providers. Seller shall not delete, disable, or impair any digital asset or account prior to the completion of such migration.
Section 5.18    Disclosure Schedules.
Seller shall deliver to Buyer the Disclosure Schedules, in final form, simultaneously with the execution and delivery of this Agreement. The Disclosure Schedules shall not be deemed delivered, and this Agreement shall not become effective, until Buyer has received and reviewed the Disclosure Schedules. Seller may, from time to time after the date of this Agreement and no later than three Business Days prior to the Closing, deliver to Buyer supplemental disclosure notices with respect to facts, circumstances, events or occurrences first arising after the date of this Agreement that are required to be disclosed pursuant to this Agreement and that did not exist as of the date hereof and do not arise from any breach by Seller of this Agreement; provided that Seller shall deliver any such supplemental disclosure notice promptly after Seller becomes aware of the applicable matter. Any such supplemental disclosure notice shall be for informational purposes only and shall not be deemed to amend the Disclosure Schedules, cure any breach or inaccuracy of any representation, warranty or covenant, affect the satisfaction of any condition to Closing, or limit any right or remedy of Buyer under this Agreement, unless Buyer expressly agrees in writing. If any matter set forth in a supplemental disclosure notice would, if it had existed as of the date hereof, have entitled Buyer to terminate this Agreement pursuant to Section 8.01(c) or caused a condition set forth in Article VII to fail, then Buyer may, in its sole discretion, either (a) terminate this Agreement pursuant to Section 8.01(c), or (b) expressly waive such matter in writing and proceed to the Closing, in which case Buyer shall be deemed to have accepted such matter solely to the extent expressly set forth in such written waiver.
(c)At any time prior to three (3) Business Days before the Closing Date, Buyer may deliver written notice to Seller identifying additional items that Buyer reasonably determines should be included on any schedule to Section 1.01 relating to Assigned Contracts, Transferred Prepaid Expenses, Transition Assets, or other categories of Purchased Assets expressly contemplated by this Agreement, in each case to the extent such items are owned by Seller and used or held for use in the Business and were omitted from such schedule as of the date hereof or are identified after the date hereof. Seller shall reasonably cooperate with Buyer to update the applicable schedules to include such items, and any such items identified by Buyer in accordance with this Section shall be deemed included in the applicable schedule and included in the Purchased Assets at the Closing. Notwithstanding the foregoing, (a) any Contract added pursuant to this Section shall remain subject to Section 1.09 and all other applicable consent and non-assignment provisions of this Agreement, (b) Buyer shall not be deemed to assume any Liability with respect to any such added item except to the extent such Liability otherwise constitutes an

Assumed Liability under this Agreement, and (c) the Parties shall negotiate in good faith as to whether there should be any adjustment to the Purchase Price as a result of such addition.
Section 5.19 Monthly Financial Reports. From and after the date hereof until the Closing, Seller shall, promptly upon Buyer’s reasonable request, deliver to Buyer month-end internal financial reports for the Business, including a balance sheet, statement of income and cash flows, and such supporting detail as is reasonably available with respect to accounts receivable, accounts payable and Inventory, in each case prepared in a manner consistent with Seller’s past practice.
Section 5.20 Tariff Recoveries. Notwithstanding anything to the contrary in this Agreement, with respect to any tariff refunds, customs duty drawbacks, duty rebates, import fee refunds and similar governmental refund claims or recoveries solely relating to the U.S. and United Kingdom inventory, and excluding New Zealand inventory (collectively, the “Tariff Recoveries”), the Parties agree that, except as otherwise provided below, Buyer and Seller shall share all Tariff Recoveries equally, with Buyer entitled to fifty percent (50%) thereof and Seller entitled to fifty percent (50%) thereof. To the extent any Tariff Recovery rights are assignable or otherwise transferable to Buyer, or Buyer is otherwise permitted to pursue or collect the same in its own name, the Parties shall reasonably cooperate to effect such assignment, transfer or collection. To the extent any Tariff Recovery is not assignable or otherwise transferable to Buyer, Buyer shall have the right, but not the obligation, to prepare, file, pursue, prosecute, compromise, settle and collect such Tariff Recovery in the name of Seller or otherwise on Seller’s behalf, and Seller shall have no obligation to independently prepare, file, pursue, prosecute or collect any Tariff Recovery. Seller shall, to the extent not otherwise required pursuant to this Agreement, provide Buyer with all information, records and cooperation reasonably requested by Buyer in connection with any Tariff Recovery, including relevant customs records, entry documentation, broker records, workpapers, and access to Seller’s ACE account and related customs portals to the extent reasonably necessary and permitted. Seller shall promptly remit to Buyer its fifty percent (50%) share of any Tariff Recovery actually received by Seller, and Buyer shall promptly remit to Seller its fifty percent (50%) share of any Tariff Recovery actually received by Buyer, in each case net only of any documented, reasonable out-of-pocket third-party costs incurred in obtaining such Tariff Recovery. Notwithstanding the foregoing, if Seller has fully dissolved and has ceased to exist, then Buyer shall be entitled to retain one hundred percent (100%) of any Tariff Recovery thereafter obtained by Buyer. Without limiting the foregoing, Seller shall, at Buyer’s reasonable request, execute and deliver such powers of attorney, authorizations, customs forms, broker instructions, access authorizations and other instruments, and shall provide such cooperation, records and account access (including access to Seller’s ACE account and related customs portals to the extent reasonably necessary and permitted), as may be reasonably necessary to enable Buyer to prepare, file, pursue, prosecute, compromise, settle and collect any Tariff Recoveries.
Section 5.21 D&O Tail. Prior to or at the Closing, Seller shall purchase, at its sole cost and expense, a prepaid one (1)-year runoff or “tail” directors’ and officers’ liability insurance policy covering the current and former directors and officers of Seller and its subsidiaries for acts, omissions, events and circumstances occurring or existing at or prior to the Closing. Such policy shall provide coverage with limits and on terms and conditions that are, in the aggregate, no less favorable than Seller’s existing directors’ and officers’ liability insurance policies in effect immediately prior to the Closing, with the incumbent carriers if available; provided that if such coverage is not available on such terms, Seller shall obtain the most favorable coverage reasonably available. The total premium for such policy shall not exceed 300% of the aggregate annual premium currently paid by Seller for such existing coverage. Seller shall not, and shall cause its successors and assigns not to, cancel, amend, impair or otherwise adversely affect such coverage following the Closing.
Section 5.22 Actions. Seller shall retain sole responsibility for, and control the defense and settlement of, all Actions constituting Excluded Liabilities. Seller shall not, without Buyer’s prior written consent, settle or otherwise resolve any such Action in a manner that would reasonably be expected to impose any Liability or restriction on Buyer or any Purchased Asset, require any admission by Buyer, require injunctive or other non-monetary relief affecting any Purchased Asset, or delay, impair, or adversely affect the consummation of the transactions contemplated hereby.
Section 5.23 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, Seller shall, at Buyer’s reasonable request, execute and deliver all instruments and take all other actions reasonably necessary to transfer, assign, and perfect Buyer’s title to and interest in all Purchased Assets.
ARTICLE VI SURVIVAL
Section 6.01 Survival of Representations and Warranties. All representations and warranties of Seller and Buyer contained in this Agreement (other than the Surviving Representations) are made through the Closing Date only and shall not survive the Closing. The Surviving Representations shall survive the Closing for a period of 60 days following the Closing Date (the “Survival Period”). All covenants of the parties intended to be performed after the Closing Date shall survive the Closing for the period necessary to fulfill such obligations. The parties acknowledge that Seller is publicly traded and intends to dissolve and distribute net proceeds from the Purchase Price to its stockholders promptly following closing.
Section 6.02 Targeted Post-Closing Protection. If any Surviving Representation proves to have been inaccurate in any material respect as of the date hereof or as of the Closing Date and such inaccuracy results in Losses to Buyer, Buyer shall be entitled to recover such Losses from the Escrow Fund. The aggregate Losses recoverable under this Article VI shall not exceed the Escrow Fund, except that claims for Fraud or intentional breach are not subject to any cap. No individual claim is recoverable unless Losses exceed $1,000,000 (the “De Minimis Amount”). Upon expiration of the Survival Period, any portion of the Escrow Fund not subject to a pending claim under this Article VI or Section 1.06 shall be released to Seller within 10 Business Days in accordance with the Escrow Agreement. Except for Fraud or intentional breach, this Article VI is

Buyer’s sole remedy for Surviving Representation inaccuracies post-Closing. “Surviving Representations” means: Section 3.01 (Organization and Authority), Section 3.02 (No Conflicts, as to consents), Section 3.06 (Assigned Contracts, as to defaults/consents), Section 3.07 (Title), Section 3.09 (Inventory, as to Inventory Valuation Methodology), Section 3.10 (AR valuation), Section 3.11(c) (IP ownership), Section 3.18 (Taxes on transferred assets), Section 3.20 (Brokers), and the Seller Closing Certificate. Nothing in this Agreement limits Buyer’s rights or remedies with respect to Fraud. Claims for Fraud are not subject to any survival period, cap, de minimis, or other limitation.
ARTICLE VII CONDITIONS TO CLOSING
Section 7.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
Accuracy of Seller’s Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date).
(d)Seller’s Performance. Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each Transaction Document to be performed or complied with by it prior to or on the Closing Date.
(e)No Legal Impediment. No Action shall have been commenced against Buyer or Seller that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority that restrains or prohibits any transaction contemplated hereby.
(f)No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(g)Seller Deliverables. Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 2.02.
(h)Release of Encumbrances. All Encumbrances relating to the Purchased Assets shall have been released in full (other than Permitted Encumbrances), and Seller shall have delivered to Buyer written evidence of the release of such Encumbrances in form satisfactory to Buyer in its sole discretion.

(i)Seller Closing Certificate. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Sections 7.01(a) and 7.01(b) have been satisfied (the “Seller Closing Certificate”).
(j)Secretary’s Certificate. Buyer shall have received a certificate of the Secretary or equivalent officer of Seller certifying true and complete copies of all resolutions adopted by the Board and (if required) the stockholders of Seller authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(k)Authorizing Resolutions; Officers’ Certificate. Buyer shall have received a certificate of the Secretary or equivalent officer of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents.
(l)FIRPTA Certificate. Buyer shall have received the FIRPTA Certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by Seller.
Estimated Closing Statement. Seller shall have delivered to Buyer the Estimated Closing Statement pursuant to Section 1.06(c).
(m)Required Consents. All third-party consents, approvals and waivers, and all Governmental Authority approvals, authorizations, permits, notices and filings, in each case required for (i) the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and (ii) the consummation of the transactions contemplated hereby and thereby, including the valid transfer of the Purchased Assets and the assignment to Buyer of the Assigned Contracts, shall have been obtained or made, except solely to the extent Buyer otherwise agrees in writing prior to the Closing with respect to any specifically identified item. Seller shall have delivered to Buyer true, correct and complete copies of all such consents, approvals, waivers and other evidence thereof.
(n)Stockholder and Board Approval. Seller’s Board (including any required special committee) and stockholders (to the extent required by applicable Law) shall have duly authorized and approved the transactions contemplated by this Agreement.
(o)No Seller Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred or be reasonably expected to occur.
(p)Transition Services Agreement. Seller shall have executed and delivered to Buyer the Transition Services Agreement.
(q)Other Documents. Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Accuracy of Buyer’s Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.
(b)Buyer’s Performance. Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)No Legal Impediment. No injunction or restraining order shall have been issued by any Governmental Authority that restrains or prohibits any material transaction contemplated hereby.
Buyer Deliverables. Buyer shall have delivered to Seller the Closing Date Payment and duly executed counterparts to the Transaction Documents, and shall have delivered the Escrow Fund to the Escrow Agent, as provided in Section 2.03.
(d)Buyer Closing Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied (the “Buyer Closing Certificate”).
(e)Secretary’s Certificate and Other Documents. Seller shall have received a certificate of the manager or Secretary (or equivalent officer) of Buyer certifying (i) true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and (ii) the names and signatures of Buyer’s authorized officers.
ARTICLE VIII TERMINATION
Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by either Seller or Buyer, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or before June 30, 2026 (the “Drop Dead Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Drop Dead Date; provided, further, that the Drop Dead Date may be extended by the mutual written agreement of Buyer and Seller; and provided, further, that if, as of the Drop Dead Date, Seller stockholder approval shall not have been obtained solely because the Securities and Exchange Commission has not completed its review of the preliminary proxy statement filed by Seller in connection with obtaining Seller stockholder approval, then the Drop Dead Date shall be automatically extended for up to two additional thirty (30)-day periods; provided, further, that such automatic extension shall apply only if Seller shall have (i) used commercially reasonable efforts to respond promptly to any comments of the Securities and Exchange Commission and to cause the definitive proxy statement to be mailed and the stockholder meeting to be held as promptly as reasonably practicable, and (ii) otherwise complied in all material respects with its obligations under this Agreement relating to the proxy statement and the Seller stockholder approval process.
by Buyer, by written notice to Seller, if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01, and such breach, inaccuracy, or failure has not been cured by Seller within ten Business Days after Seller’s receipt of written notice of such breach from Buyer;
(c)by Seller, by written notice to Buyer, if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02, and such breach, inaccuracy, or failure has not been cured by Buyer within ten Business Days after Buyer’s receipt of written notice of such breach from Seller;
(d)by Seller in the event it determines to accept a Superior Proposal, subject to and in compliance with all of the provisions of Section 5.03 (including the notice, match-right, and reset-right provisions thereof); provided, that (A) Seller has complied with all provisions of Section 5.03, (B) the full Match Period (including any reset Match Period) has expired without Buyer proposing terms that the Board determines to be at least as favorable as the Superior Proposal, (C) Seller simultaneously pays the Termination Fee and the Deposit Amount is returned to Buyer, and (D) Seller simultaneously enters into a definitive agreement with respect to the Superior Proposal; or
(e)by Buyer or Seller, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 8.02    Effect of Termination.

(a)In the event of termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, except as set forth in this Section 8.02 and except that Article IX hereof, this Section 8.02, and the Escrow Agreement shall survive such termination. Nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof or for Fraud.
(b)In the event of termination by Seller pursuant to Section 8.01(e) as a result of Seller accepting a Superior Proposal, Seller shall pay Buyer $1,250,000 (the “Termination Fee”) in immediately available funds within five Business Days after such termination, and the Deposit Amount shall be promptly returned to Buyer. The obligation to pay the Termination Fee shall be a condition precedent to the effectiveness of termination under Section 8.01(e).
In the event of termination by Seller pursuant to Section 8.01(d) as a result of Buyer’s breach, the Deposit Amount shall be forfeited to Seller as liquidated damages in accordance with Section 2.04(c), and Seller shall be entitled to recover only such additional amount, if any, as is expressly permitted by Section 2.04(c). Following such termination, Seller shall not be entitled to seek specific performance, damages or any other monetary remedy arising from such breach, except in the case of Fraud.
(c)In the event of any termination other than pursuant to Section 8.01(d) or Section 8.01(e), the Deposit Amount shall be returned to Buyer in accordance with Section 2.04(c).
(d)Prior to a valid termination of this Agreement in accordance with this Article VIII, either Party may seek specific performance of the other Party’s obligations under this Agreement (including Seller’s obligation to close). Following a valid termination and forfeiture of the Deposit Amount to Seller pursuant to Section 8.02(c), Seller’s remedies shall be limited to those set forth in Section 8.02(c).
ARTICLE IX MISCELLANEOUS
Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that all transaction expenses of Seller shall constitute Excluded Liabilities and shall not be assumed by Buyer.
Section 9.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):
If to Seller:    Allbirds, Inc.
530 Washington St.
San Francisco, CA 94111 Email: legal@allbirds.com Attention: Chief Legal Officer

with a copy to:    Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202
Email: abowler@hollandhart.com Attention: Amy Bowler

If to Buyer:    1400 Broadway, Floor 18, New York, New York 10018
Email: steve.velasquez@axnygroup.com Attention: Steve Velasquez with a copy to (which shall not constitute notice):

The Dallal Firm PC
40 Wall Street, Floor 16, New York, New York 10005 Email: uri@dallalfirm.com
Attention: Uri Dallal, Esq.

Section 9.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. All references to “including” shall mean “including without limitation.” References to any statute, law, or regulation include all amendments, modifications, or replacements thereof. References to any Contract or other document include all amendments, modifications, or supplements thereto. The words "hereof," "herein," "hereby," "hereunder," and similar terms refer to this Agreement as a whole and not to any particular provision. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Time periods within which to give any notice or take any action shall be calculated excluding the day on which the period commences and including the day on which the period ends, and if the last day of any such period is not a Business Day, the period shall be extended to the next Business Day.
Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and in such event, the parties shall negotiate in good faith a valid and enforceable replacement provision reflecting the original intent of the parties.
Section 9.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (including any confidentiality agreement or letter of intent between the parties, except that confidentiality obligations in any confidentiality agreement shall survive). In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.06 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Buyer may assign any of its rights or obligations hereunder to any Affiliate of Buyer, or in connection with the sale of all or substantially all of its business or assets; provided that Buyer shall remain liable for all of its obligations hereunder notwithstanding any such assignment. Seller may not assign any of its rights or obligations hereunder without the prior written consent of Buyer. Any purported assignment in violation of this Section shall be null and void.
Section 9.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof.
Section 9.08    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of law provisions thereof. Any legal suit, action, proceeding, or dispute arising out of or relating to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, in any federal or state court of competent jurisdiction located in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(c)If any party institutes any legal suit, action, or proceeding against the other party to enforce this Agreement (or obtain any other remedy for any breach of this Agreement), the prevailing party in such suit, action, or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting or defending the suit, action, or proceeding, including actual attorneys’ fees and expenses and court costs, even if not recoverable by law.
Section 9.09 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, without the necessity of proving the inadequacy of monetary damages or posting any bond or other security.
Section 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:
Allbirds, Inc.
Dated: March 29, 2026
	By:	/s/ Joe Vernachio
Joe Vernachio
Chief Executive Officer

BUYER:
Allbirds IP LLC
Dated: March 29, 2026
	By:	/s/ Ouni Mamrout
Ouni Mamrout
Chief Executive Officer

EXHIBIT A DEFINITIONS
“Accounts Receivable” has the meaning set forth in Section 1.01(c). “Acquisition Proposal” has the meaning set forth in Section 5.03(a).
“Actions” means any claims, actions, suits, litigations, arbitrations, hearings, audits, inquiries, investigations, examinations, notices of violation, written demands, subpoenas, or other civil, criminal, administrative, regulatory, or other proceedings by or before any Governmental Authority, arbitrator, or mediator.
“Adjustment Amount” has the meaning set forth in Section 1.06(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the Preamble. “Allocation Schedule” has the meaning set forth in Section 1.07. “Assigned Contracts” has the meaning set forth in Section 1.01(d).
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.02(c). “Assumed AP” has the meaning set forth in Section 1.03(a).
“Assumed Liabilities” has the meaning set forth in Section 1.03. “Assumed OCL” has the meaning set forth in Section 1.03(b). “Balance Sheet Date” has the meaning set forth in Section 3.03. “Balance Sheet” has the meaning set forth in Section 3.03. “Baseline Amount” has the meaning set forth in Section 1.06(a). “Bill of Sale” has the meaning set forth in Section 2.02(b).
“Books and Records” has the meaning set forth in Section 1.01(e).

“Business Day” means any day other than Saturday, Sunday, or a day on which banks are closed in New York, New York.
“Business” has the meaning set forth in the Recitals.

“Buyer Closing Certificate” has the meaning set forth in Section 7.02(e). “Buyer” has the meaning set forth in the Preamble.
“Closing AR Value” has the meaning set forth in Section 1.06(b)(ii).

“Closing Assumed Liabilities Value” has the meaning set forth in Section 1.06(b)(iii).

“Closing Date Payment” means the Purchase Price as determined pursuant to Section 1.06(c), less the Escrow Fund and less the Deposit Amount, which shall be released from escrow and credited toward the Purchase Price at Closing.
“Closing Date” has the meaning set forth in Section 2.01.

“Closing Inventory Value” has the meaning set forth in Section 1.06(b)(i).

“Closing Net Asset Value” has the meaning set forth in Section 1.06(a).“Closing Statement” has the meaning set forth in Section 1.06(d).
“Closing” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.
“Cost” means, with respect to any item of Inventory, Seller’s cost of goods for such item inclusive of freight and duty allocable thereto, in each case determined in accordance with GAAP applied consistently with past practice.
“Covered Gift Card Liabilities” means the gift card, gift certificate, stored value card, and similar prepaid customer obligations identified on Section 1.03(b) of the Disclosure Schedules, solely to the extent issued during the most recent issuance period set forth thereon. The aggregate outstanding value of the Covered Gift Card Liabilities as of the Closing Date is set forth on Section 1.03(b) of the Disclosure Schedules (such amount, the “Covered Gift Card Value”).

“De Minimis Amount” has the meaning set forth in Section 6.02.
“Deposit Amount” has the meaning set forth in Section 2.04(a).

“Digital Asset Transfer Deliverables” means any and all (i) complete and exclusive access, credentials, and transfer documentation for all social media accounts (including Instagram, Facebook/Meta, TikTok, YouTube, X/Twitter, Pinterest, LinkedIn) used in the Business; (ii) with respect to all marketplace and ecommerce platform accounts used in the Business (including Amazon Seller Central and Shopify), complete and accurate exports, copies and migration deliverables for all data, content and materials used in or generated through such accounts, including product listings, images, copy, order history, customer data to the extent transferable and permitted by applicable Law, analytics, settings and configuration information, together with such reasonable cooperation as is necessary to migrate the same to Buyer or Buyer’s designated accounts; (iii) transfer of all domain name registrations to Buyer’s designated registrar account, including all DNS configuration records; (iv) access to advertising accounts (including Google Ads, Meta Ads) and analytics accounts (including Google Analytics) used in the Business to the extent permitted by the relevant account platform; (v) to the extent permitted by applicable Law, all customer data, email subscriber lists, loyalty program data, and marketing databases, in a machine-readable format reasonably acceptable to Buyer; and (vi) MFA recovery codes, backup authentication methods, and security keys for all accounts described above, in each case to the extent reasonably available or capable of being generated.
“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 1.06(e)(ii). “Domain Assignment” has the meaning set forth in Section 2.02(d). “Drop Dead Date” has the meaning set forth in Section 8.01(b).
“Encumbrance” means any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance of any nature whatsoever.
“Escrow Agent” has the meaning set forth in Section 2.04(a). “Escrow Agreement” has the meaning set forth in Section 2.02(a).
“Escrow Fund” means an amount equal to $3,000,000, including any interest earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, to be held for the purpose of securing (i) Seller’s obligations with respect to any negative Adjustment Amount under Section 1.06, (ii) Seller's obligations with respect to any Surviving Representation inaccuracies under Article VI, and (iii) Seller’s reimbursement obligations with respect to Covered Gift Card Liabilities pursuant to Section 2.05.
“Estimated Closing Statement” has the meaning set forth in Section 1.06(c). “Excluded Assets” has the meaning set forth in Section 1.02.
“Excluded Liabilities” has the meaning set forth in Section 1.04. “Financial Statements” has the meaning set forth in Section 3.03.
“Firm Distributor Sale Commitment” means a binding written agreement in effect at the applicable time for the sale to a distributor of the inventory subject to the applicable Open Purchase Order, which agreement is not terminable or cancellable by such distributor without cause or in its sole discretion.
“FIRPTA Certificate” has the meaning set forth in Section 2.02(i).

“Fraud” means, with respect to a party, an actual and intentional (or recklessly made) misrepresentation of a material existing fact contained in the representations and warranties made by such party in this Agreement, made with knowledge of (or reckless disregard for) the falsity thereof and with the specific intent to deceive and induce the other party to enter into this Agreement, upon which the other party justifiably relied in entering into this Agreement and which caused direct damages to such other party; provided, that “Fraud” shall also include any fraudulent omission or active concealment of a material fact that a party had a duty to disclose.
“GAAP” means generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis.
“Gift Card Escrow Amount” is $200,000.

“Gift Card Escrow Release Date” means the second (2nd) anniversary of the Closing Date.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.
“Independent Accountant” has the meaning set forth in Section 1.06(e)(ii). “Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected therewith (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations and applications therefor; (c) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, tools, methods, processes, techniques, and other confidential and proprietary information (“Trade Secrets”); (d) patents and patent applications; (e) internet domain names and social media account or user names, all associated web addresses, URLs, websites and web pages, and all content and data thereon; (f) software, computer programs, operating systems, applications, and other code, including all source code, object code, and documentation thereof; (g) rights of publicity; (h) all customer information, including names, addresses, phone numbers, email addresses, purchase history, and all other demographic data; and (i) all other intellectual or industrial property and proprietary rights.
“Intellectual Property Agreements” has the meaning set forth in Section 3.11(b).

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller, together with all (i) royalties, fees, income, payments, and other proceeds due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property Registrations” means all Intellectual Property Assets subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction.
“Interim Financial Statements” has the meaning set forth in Section 3.03.

“Inventory Valuation Methodology” means the following methodology for valuing Inventory:
(a)Inventory received by Seller after the date of this Agreement shall be valued at 100% of Cost;
(b)current Inventory, other than Inventory described in clause (a), shall be valued at 80% of Cost;
(c)prior season Inventory shall be valued at 50% of Cost; and (d) obsolete Inventory shall be valued at 10% of Cost.
“Inventory” has the meaning set forth in Section 1.01(b). “IP Assets” has the meaning set forth in Section 1.01(a).
“IP Assignment” has the meaning set forth in Section 2.02(f).

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority.
“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.
“Losses” means any and all losses, damages, liabilities, deficiencies, claims, Actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and expenses.
“Match Period” has the meaning set forth in Section 5.03(d).

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism; (v) any action required or permitted by this Agreement or any action taken or omitted with the written consent of Buyer; (vi) changes in applicable Laws or GAAP; (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; (viii) natural or man-made disasters; or (ix) any epidemics, pandemics, or disease outbreaks; in each case, except to the extent that such events, occurrences, facts, conditions, or changes have a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.
“Material Customers” has the meaning set forth in Section 3.13. “Material Suppliers” has the meaning set forth in Section 3.13. “Offered Employees” has the meaning set forth in Section 5.04(a).
“Open PO Adjustment Amount” means the lesser of (i) $1,200,000 and (ii) 12% of the Open PO Value.
“Open PO Value” means the aggregate remaining unpaid amount payable under all Open Purchase Orders outstanding as of the Closing Date that are not, as of the Closing Date, subject to a Firm Distributor Sale Commitment, as shown on the Closing Statement.

“Open Purchase Orders” means the purchase orders of the Business that remain open and outstanding as of the Closing Date and are listed on Section 1.03(a) of the Disclosure Schedules, which schedule shall identify for each such purchase order the remaining unpaid amount thereunder and whether such purchase order is subject to a Firm Distributor Sale Commitment.
“Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance, or similar right obtained from any Governmental Authority.
“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable; (b) mechanics’, materialmen’s, and similar Encumbrances arising in the ordinary course of business; and (c) Encumbrances set forth in Section P of the Disclosure Schedules.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Patent    Assignment”    has    the    meaning    set    forth    in    Section    2.02(e).

“Purchase Price” has the meaning set forth in Section 1.05. “Purchased Assets” has the meaning set forth in Section 1.01.
“Recommendation Change” has the meaning set forth in Section 5.03(f).

“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, counsel, accountants, and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 1.06(e)(ii). “Restricted Business” has the meaning set forth in Section 5.06(a). “Restricted Period” has the meaning set forth in Section 5.06(a). “Review Period” has the meaning set forth in Section 1.06(e)(i).
“Seller Closing Certificate” has the meaning set forth in Section 7.01(g). “Seller” has the meaning set forth in the Preamble.
“Statement of Objections” has the meaning set forth in Section 1.06(e)(i). “Survival Period” has the meaning set forth in Section 6.01.
“Surviving Representations” has the meaning set forth in Section 6.02.

“Tax Returns” means all returns, declarations, reports, information returns, statements, and other documents required to be filed with any Governmental Authority in connection with Taxes.“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.
“Termination Fee” has the meaning set forth in Section 8.02(b). “Territory” has the meaning set forth in Section 5.06(a).
“Trademark Assignments” has the meaning set forth in Section 2.02(c).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignments, the Domain Assignment, Patent Assignment, the IP Assignment, the Transition Services Agreement, and all other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing.
“Transferred Employees” has the meaning set forth in Section 5.04(a). “Transition Assets” has the meaning set forth in Section 1.01(g).
“Transition Services Agreement” has the meaning set forth in Section 2.02(g).